Exhibit 4.b.iii
SUPPLEMENTAL INDENTURE
     THIS SUPPLEMENTAL INDENTURE, dated as of November 30, 2006, between Masco Corporation, a Delaware corporation (the “Company”), N. A. and the Bank of New York Trust Company, N. A. (“BNY”).
     WHEREAS, the Company entered into an Indenture dated as of February 12, 2001 with Bank One Trust Company, N. A. (the “Indenture”), under which J. P. Morgan Trust Company, N. A. (“J. P. Morgan”) became the successor trustee;
     WHEREAS, through its acquisition of J. P. Morgan (the “Transaction”), effective October 1, 2006, BNY has become the successor trustee under the Indenture;
     WHEREAS, Section 9.01(i) the Indenture provides for supplemental indentures to make changes, provided such action does not adversely affect the interests of the holders of the Securities.
     NOW, THEREFORE, the parties agree as follows:
     1. Section 6.10 of the Indenture shall be amended by inserting the following as a new subparagraph (g):
     “(g) Notwithstanding the provisions of Section 6.12, in connection with any sale or proposed sale of all or any portion of the corporate trust business of any Trustee hereunder or any other transaction that would result in a change of control of such corporate trust business, and provided that no Event of Default exists, the Company may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee. Any removal of the Trustee and appointment of a successor trustee pursuant to the foregoing shall become effective upon acceptance of appointment by the successor trustee as provided in Section 6.11 and payment of any outstanding fees or expenses due to the Trustee.”
     2. BNY agrees that the amendment described in Paragraph 1 above will apply to the Transaction and consents to the Company soliciting proposals for a successor trustee under the Indenture for any or all of the securities issued and outstanding thereunder.
     3. Except as hereinabove expressly set forth, all other terms and provisions set forth in the Indenture shall remain in full force and effect and without any change whatsoever being made hereby.

     IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be executed and acknowledged as of the date first written above.

MASCO CORPORATION

By:	/s/ John G. Sznewajs

Name:	John G. Sznewajs
Title:	Vice President-Corporate
Development and Treasurer
[Seal]
Attest:

/s/ Eugene A. Gargaro, Jr.
Eugene A. Gargaro, Jr.
Secretary
State of Michigan      )
                                   ) ss
County of Wayne       )
     On the 30th day of November, 2006, before me personally came John G. Sznewajs, to me known, who, being by me duly sworn, did depose and say that he is a Vice President of Masco Corporation, the corporation described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

/s/ Cynthia A. Peters

Cynthia A. Peters
Notary Public
Wayne County, Michigan
My Comm. Exp.: May 24, 2013
[NOTARIAL SEAL]

THE BANK OF NEW YORK
TRUST	COMPANY, N. A.

By:	/s/ Benita A. Vaughn
Name:	Benita A. Vaughn
Title:	Vice President
[Seal]
Attest:

/s/ George Reaves
Name: George Reaves Title Vice President
State of Illinois       )
                                ) ss
County of Cook      )
     On the 30th day of November, 2006, before me personally came _____, to me known, who, being by me duly sworn, did depose and say that he is a Vice President of The Bank of New York Trust Company, N. A., the corporation described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

/s/ Diane Mary Wuertz

Notary Public
County,
My Comm. Exp.:
[NOTARIAL SEAL]